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                                                                    EXHIBIT 23.2

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in the Registration Statement previously filed on Form S-3 (333-105917) and related Prospectus and Prospectus Supplement of Neurocrine Biosciences, Inc. for the registration of its common stock and to the incorporation by reference therein of our report dated January 24, 2003, with respect to the financial statements of Neurocrine Biosciences, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2002, filed with the Securities and Exchange Commission, which Registration Statement has been incorporated by reference into the Registration Statement on Form S-3 dated on or about September 11, 2003.

                                      /s/ ERNST & YOUNG LLP


San Diego, California
September 10, 2003